Exhibit 99.1

News Release

LOCKHEED MARTIN REPORTS SECOND QUARTER 2013 RESULTS

•	Net sales decreased 4 percent to $11.4 billion

•	Net earnings increased 10 percent to $859 million

•	Earnings per diluted share increased 11 percent to $2.64

•	Repurchased 4.5 million shares for $465 million

•	Increased 2013 outlook for operating profit, earnings per share, and cash from operations

BETHESDA, Md., July 23, 2013 – Lockheed Martin Corporation (NYSE: LMT) today reported second quarter 2013 net sales of $11.4 billion compared to $11.9 billion in the second quarter of 2012. Net earnings in the second quarter of 2013 were $859 million, or $2.64 per diluted share, compared to $781 million, or $2.38 per diluted share, in the second quarter of 2012. Cash from operations in the second quarter of 2013 was $623 million, compared to cash from operations of $845 million in the second quarter of 2012.

Second quarter 2013 net earnings included a non-cash FAS/CAS pension adjustment of $120 million, which reduced net earnings by $74 million, or $0.23 per diluted share, compared to a non-cash FAS/CAS pension adjustment of $208 million, which reduced net earnings by $128 million, or $0.39 per diluted share, in the second quarter of 2012.

“Overall, we had strong operational performance and program execution across all business areas this quarter, enabling us to increase 2013 financial guidance for operating profit, earnings per share, and cash from operations," said Lockheed Martin Chief Executive Officer and President Marillyn Hewson. "Even in an uncertain budget environment, our portfolio of products and capabilities, robust cash generation, and outstanding performance by our 116,000 employees, continue to deliver value to our customers and shareholders."

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Summary Financial Results

The following table presents the Corporation’s summary financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP):

(in millions, except per share data)	Quarters Ended		Six Months Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Net sales	$11,408	$11,921	$22,478	$23,214

Business segment operating profit	$1,533	$1,470	$2,876	$2,810
Unallocated expenses, net[1]	(235)	(278)	(429)	(574)
Special item – severance charges[2]	—	—	(30)	—
Consolidated operating profit	$1,298	$1,192	$2,417	$2,236

Net earnings	$859	$781	$1,620	$1,449

Diluted earnings per share	$2.64	$2.38	$4.97	$4.41

Cash from operations[3]	$623	$845	$2,708	$1,303

[1]  Unallocated expenses, net includes the non-cash FAS/CAS pension adjustment, which represents the difference between pension expenses calculated in accordance with GAAP and pension costs calculated and funded in accordance with U.S. Government Cost Accounting Standards (CAS).

[2] Severance charges in the first six months of 2013 consist of amounts associated with the planned elimination of certain positions at the Corporation’s Information Systems & Global Solutions (IS&GS) business segment. Severance charges for initiatives that are not significant are included in business segment operating profit.

[3]  The Corporation made contributions to its pension trust of $750 million during the second quarter and first six months of 2013. During the second quarter and first six months of 2012, the Corporation made contributions to its pension trust of $607 million and $1.1 billion, respectively. Additionally, the Corporation made net tax payments of approximately $680 million during the second quarter of 2013 and $140 million during the first six months of 2013 (net of refunds received in the first quarter of 2013) compared to about $540 million during the second quarter of 2012 and approximately $690 million during the first six months of 2012.

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2013 Financial Outlook

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation's practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, joint ventures, changes in tax laws, or special items until such transactions have been consummated or enacted. Refer to the “Forward-Looking Statements” section contained in this press release.

(in millions, except per share data)	Current Update	April 2013

Net sales[1]	No Change	$44,500 - $46,000

Business segment operating profit	$5,400 - $5,550	$5,175 - $5,325
Unallocated expenses, net[2]	~(850)	~ (825)
Consolidated operating profit	$4,550 - $4,700	$4,350 - $4,500

Diluted earnings per share	$9.20 - $9.50	$8.80 - $9.10

Cash from operations	≥ $4,200	≥ $4,000

[1] The Corporation estimates that the potential impact of sequestration would reduce 2013 net sales by approximately $825 million. After considering the potential sequestration estimate along with its results for the first six months of 2013, the Corporation expects its net sales to be near the low end of the range.

[2] Unallocated expenses, net includes a non-cash FAS/CAS pension adjustment of ($485) million, which was calculated using a 4.0 percent discount rate, an expected long-term rate of return on plan assets of 8.0 percent, and anticipated cash contributions of approximately $1.5 billion in 2013. The Corporation also anticipates recovering about $1.5 billion as CAS costs in 2013.

Cash Deployment Activities

The Corporation deployed cash in 2013 by:

•	making contributions to its pension trust of $750 million during the second quarter and first six months of 2013, compared to $607 million and $1.1 billion during the second quarter and first six months of 2012, respectively;

•	repurchasing 4.5 million shares for $465 million and 9.6 million shares for $926 million during the second quarter and first six months of 2013, respectively, compared to 2.2 million shares for $181 million and 4.9 million shares for $423 million during the second quarter and first six months of 2012, respectively;

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•	paying cash dividends of $371 million and $742 million during second quarter and first six months of 2013, respectively, compared to $326 million and $653 million during the second quarter and first six months of 2012, respectively; and

•	making capital expenditures of $176 million and $282 million during the second quarter and first six months of 2013, respectively, compared to $175 million and $306 million during the second quarter and first six months of 2012, respectively.

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Segment Results

The Corporation operates in five business segments: Aeronautics; IS&GS; Missiles and Fire Control (MFC); Mission Systems and Training (MST); and Space Systems.

Operating profit for the business segments includes the Corporation’s share of earnings or losses from equity method investees because the operating activities of the equity method investees are closely aligned with the operations of those business segments. The Corporation’s equity investments primarily consist of United Launch Alliance (ULA), which is part of the Space Systems business segment.

In the discussion of comparative segment results, changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts. Volume changes typically include a corresponding change in segment operating profit based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s sales, segment operating profit, and segment operating margins may be impacted by changes in estimated profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the estimated profit booking rates, typically referred to as risk retirements, usually relate to revisions in the total estimated costs at completion that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated costs at completion and a reduction of the estimated profit booking rate. Increases or decreases in estimated profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and segment operating margins may also be impacted, favorably or unfavorably, by other matters such as the resolution of contractual matters, reserves for disputes, asset impairments, and insurance recoveries, among others. Segment operating profit and items such as risk retirements, reductions of profit booking rates, or other matters are presented net of state income taxes.

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The following table presents summary operating results of the five business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Net sales
Aeronautics	$3,407	$3,408	$6,593	$7,114
Information Systems & Global Solutions	2,101	2,263	4,207	4,353
Missiles and Fire Control	2,043	1,843	4,031	3,609
Mission Systems and Training	1,770	2,019	3,600	3,857
Space Systems	2,087	2,388	4,047	4,281
Total net sales	$11,408	$11,921	$22,478	$23,214

Operating profit
Aeronautics	$407	$454	$786	$839
Information Systems & Global Solutions	194	208	383	396
Missiles and Fire Control	381	313	725	684
Mission Systems and Training	275	195	476	352
Space Systems	276	300	506	539
Total business segment operating profit	1,533	1,470	2,876	2,810
Unallocated expenses, net	(235)	(278)	(429)	(574)
Special item – severance charges	—	—	(30)	—
Total consolidated operating profit	$1,298	$1,192	$2,417	$2,236

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments and other matters, represented approximately 38 percent and 37 percent of total segment operating profit in the second quarter and first six months of 2013, respectively, compared to approximately 40 percent and 39 percent of total segment operating profit in the second quarter and first six months of 2012, respectively.

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Aeronautics

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Net sales	$3,407	$3,408	$6,593	$7,114
Operating profit	$407	$454	$786	$839
Operating margins	11.9%	13.3%	11.9%	11.8%

Aeronautics’ net sales for the second quarter of 2013 were comparable to the same period in 2012. Net sales increased by approximately $175 million from F-35 production contracts due to increased production volume and higher risk retirements; about $135 million from C-5 programs due primarily to increased aircraft deliveries (one C-5M aircraft delivered in the second quarter of 2013 compared to none during the same 2012 period) and sustainment activities; and approximately $60 million from the F-35 development contract as a result of increased volume. The increases were offset by lower net sales of approximately $140 million from F-16 programs due to fewer aircraft deliveries (four F-16 aircraft delivered in the second quarter of 2013 compared to 10 during the same 2012 period) partially offset by increased sustainment volume; about $135 million from F-22 programs, which includes approximately $85 million due to decreased production volume as final aircraft deliveries were completed in the second quarter of 2012 and about $50 million from the favorable resolution of a contractual matter in the second quarter of 2012; about $35 million from C-130 programs due to fewer aircraft deliveries (five C-130J aircraft delivered in the second quarter of 2013 compared to seven during the same 2012 period) partially offset by higher volume on support activities; and approximately $65 million due to decreased volume on various other Aeronautics programs.

Aeronautics’ operating profit for the second quarter of 2013 decreased $47 million, or 10 percent, compared to the same period in 2012. The decrease was primarily attributable to lower operating profit of approximately $75 million from F-22 programs, which includes approximately $50 million from the favorable resolution of a contractual matter in the second quarter of 2012 and about $25 million due to decreased risk retirements and production volume; and about $30 million from C-130 programs primarily due to lower risk retirements and fewer aircraft deliveries. The decreases were partially offset by higher operating profit of approximately $50 million from F-35 production contracts due to increased production volume and higher risk retirements. Operating profit was comparable to the same period in 2012 from both the C-5 program, due to higher sustainment activities offset by lower risk retirements, and the F-16 program, as a result of lower aircraft deliveries offset by increased sustainment volume. Operating profit from the F-35 development contract was comparable to the same period in 2012. The F-35 development contract

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recorded an approximately $85 million adjustment to reflect the inception-to-date impacts of the downward revisions to the profit booking rate in both the second quarter of 2013 and the second quarter of 2012. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $65 million lower for the second quarter of 2013 compared to the same period in 2012.

Aeronautics’ net sales for the first six months of 2013 decreased $521 million, or 7 percent, compared to the same period in 2012. The decrease was primarily attributable to lower net sales of approximately $370 million from F-16 programs due to fewer aircraft deliveries (seven F-16 aircraft delivered in the first six months of 2013 compared to 23 during the same 2012 period) partially offset by increased sustainment volume; about $210 million from C-130 programs as a result of fewer aircraft deliveries (11 C-130J aircraft delivered in the first six months of 2013 compared to 17 during the same 2012 period) partially offset by higher volume on support activities; approximately $110 million from F-22 programs, which includes approximately $60 million due to decreased production volume as final aircraft deliveries were completed in the second quarter of 2012 and $50 million from the favorable resolution of a contractual matter in the second quarter of 2012; and approximately $110 million due to decreased volume on various other Aeronautics programs. The decreases were partially offset by higher net sales of approximately $125 million from F-35 production contracts due to increased production volume and higher risk retirements; about $120 million from the F-35 development contract due to increased volume; and about $45 million from C-5 programs due to increased sustainment activities.

Aeronautics’ operating profit for the first six months of 2013 decreased $53 million, or 6 percent, compared to the same period in 2012. The decrease was primarily attributable to lower operating profit of approximately $60 million from F-22 programs, which includes approximately $50 million from the favorable resolution of a contractual matter in the second quarter of 2012 and about $10 million due to decreased risk retirements and production volume; about $40 million from C-130 programs due to fewer aircraft deliveries and lower risk retirements; and about $25 million from C-5 programs due to lower risk retirements. The decreases were partially offset by higher operating profit of approximately $65 million from F-35 production contracts due to increased production volume and higher risk retirements. Operating profit from the F-16 program was comparable to the same period in 2012 as fewer aircraft deliveries were offset by increased sustainment activities and risk retirements. Operating profit from the F-35 development contract was comparable to the same period in 2012. The F-35 development contract recorded an approximately $85 million adjustment to reflect the inception-to-date impacts of the downward revisions to the profit booking rate in both the first six months of 2013 and the first six months of 2012. Adjustments not related to

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volume, including net profit booking rate adjustments and other matters, were approximately $20 million lower for the first six months of 2013 compared to the same period in 2012.

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Information Systems & Global Solutions

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Net sales	$2,101	$2,263	$4,207	$4,353
Operating profit	$194	$208	$383	$396
Operating margins	9.2%	9.2%	9.1%	9.1%

IS&GS’ net sales decreased $162 million, or 7 percent, for the second quarter and $146 million, or 3 percent, for the first six months of 2013 compared to the same periods in 2012. The decreases in both periods were attributable to lower net sales of approximately $145 million for the second quarter and about $175 million for the first six months of 2013 due to decreased volume on various programs (primarily command and control programs); and about $55 million for the second quarter and approximately $120 million for the first six months of 2013 due to the completion of certain programs (primarily the Transportation Worker Identification Credential contract, Airborne Maritime Fixed Station Joint Tactical Radio System contract, and Outsourcing Desktop Initiative for NASA contract). The decreases were partially offset by higher net sales of approximately $40 million for the second quarter and approximately $150 million for the first six months of 2013 from the start-up of certain programs (primarily the Defense Information Systems Agency – Global Information Grid Services Management-Operations contract and the National Science Foundation Antarctic Support Contract).

IS&GS’ operating profit decreased $14 million, or 7 percent, for the second quarter and $13 million, or 3 percent, for the first six months of 2013 compared to the same periods in 2012. Adjustments not related to volume, including net profit booking rate adjustments and other matters, for the second quarter and first six months of 2013, were comparable to the same periods in 2012.

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Missiles and Fire Control

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Net sales	$2,043	$1,843	$4,031	$3,609
Operating profit	$381	$313	$725	$684
Operating margins	18.6%	17.0%	18.0%	19.0%

MFC’s net sales for the second quarter of 2013 increased $200 million, or 11 percent, compared to the same period in 2012. The increase was attributable to higher net sales as a result of increased volume and risk retirements of approximately $270 million from air and missile defense programs (primarily Patriot Advanced Capability-3 (PAC-3) and Terminal High Altitude Area Defense (THAAD)). The increase was partially offset by lower net sales of about $40 million from tactical missile programs (primarily Multiple Launch Rocket System) as a result of decreased volume and about $30 million on various services programs driven by decreased volume.

MFC’s operating profit for the second quarter of 2013 increased $68 million, or 22 percent, compared to the same period in 2012. The increase was primarily attributable to higher operating profit of approximately $60 million due to higher risk retirements and increased volume from air and missile defense programs (primarily THAAD and PAC-3); about $30 million from fire control systems programs (primarily Sniper® and LANTIRN®) due to increased risk retirements; and approximately $30 million from various tactical missile programs due to reducing profit booking rates in the second quarter of 2012. The increases were partially offset by about $45 million from the favorable resolution of contractual matters recorded in the second quarter of 2012. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $45 million higher for the second quarter of 2013 compared to the same period in 2012.

MFC’s net sales for the first six months of 2013 increased $422 million, or 12 percent, compared to the same period in 2012. The increase was primarily attributable to higher net sales as a result of net increased volume of approximately $300 million from air and missile defense programs (primarily PAC-3 and THAAD), about $130 million from tactical missile programs (primarily Joint Air-to-Surface Standoff Missile (JASSM)), and approximately $50 million from fire control systems programs (primarily Special Operations Forces Contractor Logistics Support Services (SOF CLSS); Sniper®; and LANTIRN®). The increases were partially offset by lower net sales of about $65 million on various services programs due to decreased volume.

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MFC’s operating profit for the first six months of 2013 increased $41 million, or 6 percent, compared to the same period in 2012. The increase was primarily attributable to higher operating profit of approximately $45 million due to increased volume from air and missile defense programs (primarily THAAD and PAC-3); approximately $30 million from various tactical missile programs due to reducing profit booking rates in the first six months of 2012 and increased volume in the first six months of 2013; and about $25 million from fire control systems programs (primarily SOF CLSS; Sniper®; and LANTIRN®) as a result of higher risk retirements and volume. The increases were partially offset by lower operating profit of about $45 million from the favorable resolution of contractual matters recorded in second quarter of 2012; and about $15 million due to lower volume on various services programs. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $15 million lower for the first six months of 2013 compared to the same period in 2012.

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Mission Systems and Training

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Net sales	$1,770	$2,019	$3,600	$3,857
Operating profit	$275	$195	$476	$352
Operating margins	15.5%	9.7%	13.2%	9.1%

MST’s net sales for the second quarter of 2013 decreased $249 million, or 12 percent, compared to the same period in 2012. The decrease was primarily attributable to lower net sales of approximately $215 million from the Persistent Threat Detection System (PTDS) program as final surveillance system deliveries occurred in the second quarter of 2012; and decreased volume of about $80 million from various other programs. The decreases were partially offset by higher net sales of about $45 million from the Littoral Combat Ship (LCS) program due to higher volume.

MST’s operating profit for the second quarter of 2013 increased $80 million, or 41 percent, compared to the same period in 2012. The increase was primarily attributable to higher operating profit of approximately $75 million related to settlement of contract cost matters on certain programs (including a portion of the terminated presidential helicopter program); about $25 million from reducing profit booking rates in the second quarter of 2012 on various training and logistics programs; and approximately $15 million from various other programs due to increased risk retirements. The increases were partially offset by lower operating profit of about $30 million from the PTDS program due to lower risk retirements and completion of deliveries; and approximately $20 million from Vertical Launch System (VLS) programs due to lower risk retirements and volume. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $65 million higher for the second quarter of 2013 compared to the same period in 2012.

MST’s net sales for the first six months of 2013 decreased $257 million, or 7 percent, compared to the same period in 2012. The decrease was primarily attributable to lower net sales of approximately $330 million from the PTDS program as final surveillance system deliveries occurred in the second quarter of 2012; and about $20 million from various other programs due to lower volume. The decreases were partially offset by higher net sales due to increased volume of about $90 million from the LCS program.

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MST’s operating profit for the first six months of 2013 increased $124 million, or 35 percent, compared to the same period in 2012. The increase was primarily attributable to higher operating profit of approximately $75 million related to settlement of contract cost matters on certain programs (including a portion of the terminated presidential helicopter program); approximately $35 million from integrated warfare systems and sensors programs due to increased risk retirements; about $30 million from reducing profit booking rates in the second quarter of 2012 on various training and logistics services programs; and approximately $40 million from various other programs due to higher volume and risk retirements. The increases were partially offset by lower operating profit of about $45 million from VLS programs due to lower risk retirements and volume; and approximately $30 million from the PTDS program due to lower risk retirements and completion of deliveries. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $100 million higher for the first six months of 2013 compared to the same period in 2012.

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Space Systems

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Net sales	$2,087	$2,388	$4,047	$4,281
Operating profit	$276	$300	$506	$539
Operating margins	13.2%	12.6%	12.5%	12.6%

Space Systems’ net sales decreased $301 million, or 13 percent, for the second quarter and $234 million, or 5 percent, for the first six months of 2013 compared to the same periods in 2012. The decreases in both periods were primarily attributable to lower net sales of approximately $295 million for the second quarter and about $320 million for the first six months of 2013 due to decreased commercial satellite deliveries (no commercial satellites delivered in the second quarter and first six months of 2013 compared to two during the same periods in 2012); and about $95 million for the second quarter and about $135 million for the first six months of 2013 from the Orion Multi-Purpose Crew Vehicle (Orion) program due to lower volume and risk retirements. The decreases were partially offset by higher net sales of approximately $90 million for the second quarter and approximately $140 million for the first six months of 2013 as a result of increased volume on government satellite programs (primarily Advanced Extremely High Frequency and Global Positioning System). Additionally, net sales increased by approximately $80 million for the first six months of 2013 due to higher volume on strategic and defensive missile programs (primarily Fleet Ballistic Missile (FBM)).

Space Systems’ operating profit decreased $24 million, or 8 percent, for the second quarter and $33 million, or 6 percent, for the first six months of 2013 compared to the same periods in 2012. The decreases in both periods were attributable to lower operating profit of about $25 million for the second quarter and first six months of 2013 primarily due to decreased commercial satellite deliveries; approximately $35 million for the second quarter and first six months of 2013 from the Orion program due to lower risk retirements and volume; and approximately $10 million for the second quarter and $50 million for the first six months of 2013 from government satellite programs due to lower risk retirements partially offset by higher volume. The decreases were partially offset by higher operating profit of approximately $50 million for the second quarter and about $65 million for the first six months of 2013 from higher equity earnings primarily at ULA due to launch-related activities. Additionally, operating profit increased by approximately $10 million for the first six months of 2013 due to higher volume on strategic and defensive missile programs (primarily FBM). Adjustments not related to volume, including net profit booking rate adjustments and other matters, were

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approximately $40 million and $75 million lower for the second quarter and first six months of 2013, respectively, compared to the same periods in 2012.

Total equity earnings recognized by Space Systems (primarily ULA) represented approximately $75 million, or 27 percent, and approximately $140 million, or 28 percent, of this business segment’s operating profit for the second quarter and first six months of 2013, respectively, compared to approximately $25 million, or 8 percent, and approximately $75 million, or 14 percent, of this business segment’s operating profit for the second quarter and first six months of 2012, respectively.

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Income Taxes

The Corporation’s effective income tax rates were 29.1 percent and 27.5 percent for the second quarter and first six months of 2013, respectively, and 30.1 percent and 29.9 percent for the second quarter and first six months of 2012. The rates for all periods benefited from tax deductions for U.S. manufacturing activities and tax deductions for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature.

The effective tax rate for the second quarter and first six months of 2013 also benefited from the impact of the U.S. research and development (R&D) tax credit. On Jan. 2, 2013, the President signed into law the American Taxpayer Relief Act of 2012, which retroactively reinstated the R&D tax credit for two years, from Jan. 1, 2012 through Dec. 31, 2013. As the effects of tax law changes are recognized in the period in which new legislation is enacted, $37 million ($0.11 per diluted share) of tax benefit attributable to 2012 was recorded during the first quarter of 2013. In addition, a comparable amount of ongoing tax benefits from the R&D credit attributable to 2013 are being recognized ratably over each quarter of 2013.

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About Lockheed Martin

Headquartered in Bethesda, Md., Lockheed Martin is a global security and aerospace company that employs about 116,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration, and sustainment of advanced technology systems, products, and services. The Corporation’s net sales for 2012 were $47.2 billion.

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NEWS MEDIA CONTACT:	Gordon Johndroe, 301/897-6357
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference Call Information

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11:00 a.m. ET on July 23, 2013. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s web site at: www.lockheedmartin.com/investor.

Forward-Looking Statements

This press release contains statements which, to the extent that they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions.  The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “forecast,” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•	the availability of funding for the Corporation’s products and services both domestically and internationally due to general economic conditions, performance, cost, or other factors;
•	changes in domestic and international customer priorities and requirements (including declining budgets resulting from general economic conditions, affordability initiatives, the potential for deferral or termination of awards, the implementation of automatic sequestration under the Budget Control Act of

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2011 or Congressional actions intended to replace sequestration, or U.S. Government operations under a continuing resolution);

•	quantity revisions to the F-35 program;
•	the accuracy of the Corporation’s estimates and assumptions including those as to schedule, cost, technical, and performance issues under its contracts, cash flow, actual returns (or losses) on pension plan assets, movements in interest rates, and other changes that may affect pension plan assumptions;
•	the effect of capitalization changes (such as share repurchase activity, accelerated pension funding, stock option exercises, or debt levels);
•	difficulties in developing and producing operationally advanced technology systems, cyber security, other security threats, information technology failures, natural disasters, public health crises or other disruptions;
•	the timing and customer acceptance of product deliveries;
•	materials availability and the performance of key suppliers, teammates, joint venture partners, subcontractors, and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;
•	the future effect of legislation, rulemaking, and changes in accounting, tax, defense procurement, changes in policy, interpretations, or challenges to the allowability and recovery of costs incurred under government cost accounting standards (including costs associated with sequestration or other budgetary cuts to replace sequestration, such as severance payments made to employees and facility closure expenses), export policy, changes in contracting policy and contract mix;
•	the future impact of acquisitions or divestitures, joint ventures, teaming arrangements, or internal reorganizations;
•	compliance with laws and regulations, the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts), and U.S. Government identification of deficiencies in the Corporation’s business systems;
•	the competitive environment for the Corporation’s products and services, export policies, and potential for delays in procurement due to bid protests;
•	the ability to attract and retain key personnel and suppliers (including the potential for disruption associated with sequestration and related employee severance or supplier termination costs) and to provide for the orderly transition of management as the Corporation reduces the size of its workforce; and

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•	economic, business, and political conditions domestically and internationally and the Corporation’s increased reliance on securing international and adjacent business.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the U.S. Securities and Exchange Commission (SEC) including, but not limited to, Management’s Discussion and Analysis of Financial Condition and Results of Operations and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2012. This may be accessed through the Investor Relations page of the Corporation’s website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, the forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this press release speak only as of the date of its filing. The Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this press release to reflect subsequent events that have occurred, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by the federal securities laws.

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Lockheed Martin Corporation

Consolidated Statements of Earnings1

(unaudited; in millions, except per share data)

	Quarters Ended		Six Months Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012

Net sales	$11,408	$11,921	$22,478	$23,214
Cost of sales	(10,184)	(10,749)	(20,213)	(21,033)
Gross profit	1,224	1,172	2,265	2,181
Other income, net	74	20	152	55
Operating profit	1,298	1,192	2,417	2,236
Interest expense	(88)	(96)	(180)	(192)
Other non-operating income (expense), net	1	21	(1)	24
Earnings before income taxes	1,211	1,117	2,236	2,068
Income tax expense	(352)	(336)	(616)	(619)
Net earnings	$859	$781	$1,620	$1,449

Effective tax rate	29.1%	30.1%	27.5%	29.9%

Earnings per common share
Basic	$2.68	$2.41	$5.04	$4.47
Diluted	$2.64	$2.38	$4.97	$4.41

Weighted average shares outstanding
Basic	320.8	324.5	321.2	324.3
Diluted	325.9	328.8	326.1	328.7

Common shares reported in stockholders' equity at end of period			319	322

[1]	The Corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 30 for the second quarter of 2013 and June 24 for the second quarter of 2012. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the Corporation's fiscal year ends on Dec. 31.

21

Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended			Six Months Ended
	June 30, 2013	June 24, 2012	% Change	June 30, 2013	June 24, 2012	% Change
Net sales
Aeronautics	$3,407	$3,408	-%	$6,593	$7,114	(7)%
Information Systems & Global Solutions	2,101	2,263	(7)%	4,207	4,353	(3)%
Missiles and Fire Control	2,043	1,843	11%	4,031	3,609	12%
Mission Systems and Training	1,770	2,019	(12)%	3,600	3,857	(7)%
Space Systems	2,087	2,388	(13)%	4,047	4,281	(5)%
Total net sales	$11,408	$11,921	(4)%	$22,478	$23,214	(3)%

Operating profit
Aeronautics	$407	$454	(10)%	$786	$839	(6)%
Information Systems & Global Solutions	194	208	(7)%	383	396	(3)%
Missiles and Fire Control	381	313	22%	725	684	6%
Mission Systems and Training	275	195	41%	476	352	35%
Space Systems	276	300	(8)%	506	539	(6)%
Total business segment operating profit	1,533	1,470	4%	2,876	2,810	2%
Unallocated expenses, net
Non-cash FAS/CAS pension adjustment
FAS pension expense	(487)	(486)		(974)	(971)
Less: CAS expense	367	278		733	556
Non-cash FAS/CAS pension adjustment	(120)	(208)		(241)	(415)
Special item - severance charges[1]	-	-		(30)	-
Stock-based compensation	(59)	(45)		(112)	(87)
Other, net	(56)	(25)		(76)	(72)
Total unallocated expenses, net	(235)	(278)	(15)%	(459)	(574)	(20)%
Total consolidated operating profit	$1,298	$1,192	9%	$2,417	$2,236	8%

Operating margins
Aeronautics	11.9%	13.3%		11.9%	11.8%
Information Systems & Global Solutions	9.2%	9.2%		9.1%	9.1%
Missiles and Fire Control	18.6%	17.0%		18.0%	19.0%
Mission Systems and Training	15.5%	9.7%		13.2%	9.1%
Space Systems	13.2%	12.6%		12.5%	12.6%
Total business segment operating margins	13.4%	12.3%		12.8%	12.1%

Total consolidated operating margins	11.4%	10.0%		10.8%	9.6%

[1]	Severance charges for the first six months of 2013 consisted of amounts, net of state tax benefits, associated with the elimination of certain positions at the Corporation's Information Systems & Global Solutions business segment during the first quarter of 2013. Severance charges for initiatives that are not significant are included in business segment operating profit.

22

Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	June 30, 2013	Dec. 31, 2012
Assets
Current assets
Cash and cash equivalents	$2,845	$1,898
Receivables, net	6,826	6,563
Inventories, net	2,895	2,937
Deferred income taxes	1,233	1,269
Other current assets	580	1,188
Total current assets	14,379	13,855

Property, plant, and equipment, net	4,594	4,675
Goodwill	10,352	10,370
Deferred income taxes	4,681	4,809
Other noncurrent assets	4,941	4,948
Total assets	$38,947	$38,657

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,044	$2,038
Customer advances and amounts in excess of costs incurred	6,383	6,503
Salaries, benefits, and payroll taxes	1,688	1,649
Current portion of long-term debt	-	150
Other current liabilities	2,138	1,815
Total current liabilities	12,253	12,155

Accrued pension liabilities	14,766	15,278
Other postretirement benefit liabilities	1,219	1,220
Long-term debt, net	6,140	6,158
Other noncurrent liabilities	3,875	3,807
Total liabilities	38,253	38,618

Stockholders' equity
Common stock, $1 par value per share	319	321
Additional paid-in capital	-	-
Retained earnings	13,416	13,211
Accumulated other comprehensive loss	(13,041)	(13,493)
Total stockholders' equity	694	39
Total liabilities and stockholders' equity	$38,947	$38,657

23

Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Six Months Ended
	June 30, 2013	June 24, 2012

Operating activities
Net earnings	$1,620	$1,449
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	472	464
Stock-based compensation	112	87
Special item - severance charges	30	-
Changes in operating assets and liabilities:
Receivables, net	(244)	(505)
Inventories, net	43	(38)
Accounts payable	5	91
Customer advances and amounts in excess of costs incurred	(120)	(111)
Postretirement benefit plans	236	(138)
Income taxes	569	(105)
Other, net	(15)	109
Net cash provided by operating activities[1]	2,708	1,303

Investing activities
Capital expenditures	(282)	(306)
Other, net	(65)	8
Net cash used for investing activities	(347)	(298)

Financing activities
Repurchases of common stock[2]	(926)	(423)
Proceeds from stock option exercises	389	235
Dividends paid	(742)	(653)
Repayments of long-term debt	(150)	-
Other, net	15	56
Net cash used for financing activities	(1,414)	(785)

Net change in cash and cash equivalents	947	220
Cash and cash equivalents at beginning of period	1,898	3,582
Cash and cash equivalents at end of period	$2,845	$3,802

[1]	The Corporation made contributions to its pension trust of $750 million during the second quarter and first six months of 2013. During the second quarter and first six months of 2012, the Corporation made contributions to its pension trust of $607 million and $1.1 billion, respectively. Additionally, the Corporation made net tax payments of approximately $680 million during the second quarter of 2013 and $140 million during the first six months of 2013 (net of refunds received in the first quarter of 2013) compared to about $540 million during the second quarter of 2012 and approximately $690 million during the first six months of 2012.

[2]	During the first six months of 2013, the Corporation paid $926 million to repurchase 9.6 million shares of its common stock, which includes a portion committed to in Dec. 2012 that settled in cash during the first quarter of 2013. The Corporation reduced stockholders' equity by $914 million, which represents the 9.5 million shares of common stock repurchases the Corporation committed to during the first six months of 2013.

24

Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2012	$321	$-	$13,211	$(13,493)	$39
Net earnings	-	-	1,620	-	1,620
Other comprehensive income, net of tax [1]	-	-	-	452	452
Repurchases of common stock [2]	(9)	(615)	(290)	-	(914)
Dividends declared [3]	-	-	(1,125)	-	(1,125)
Stock-based awards and ESOP activity	7	615	-	-	622
Balance at June 30, 2013	$319	$-	$13,416	$(13,041)	$694

[1]	Primarily represents the reclassification adjustment for the recognition of previously deferred amounts related to postretirement benefit plans of $507 million.

[2]	The Corporation reduced stockholders’ equity by $914 million, which represents the 9.5 million shares of common stock repurchases the Corporation committed to during the first six months of 2013. As of June 30, 2013, the Corporation had repurchased a total of 63.8 million shares of its common stock under a share repurchase program approved by the Corporation's Board of Directors for $5.1 billion, and had remaining authorization of $1.4 billion for future share repurchases.

[3]	Includes dividends of $1.15 per share declared during each of the first and second quarters of 2013. Additionally, includes a third quarter dividend of $1.15 per share declared during the second quarter of 2013.

25

Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	June 30, 2013	Dec. 31, 2012
Aeronautics	$26,500	$30,100
Information Systems & Global Solutions	7,400	8,700
Missiles and Fire Control	12,600	14,700
Mission Systems and Training	10,600	10,700
Space Systems	18,000	18,100
Total backlog	$75,100	$82,300

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
F-16	4	10	7	23
F-22	-	4	-	8
F-35	12	3	12	5
C-130J	5	7	11	17
C-5M	1	-	1	1

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